EXHIBIT 99.1

May 18, 2009

Re: Modifications to Capital Stock Issuances and Redemption Fees

Dear Seattle Bank Members,

At its meeting on May 12, 2009, the Seattle Bank's Board of Directors made several decisions that may affect your use of the bank's capital stock:

  First, as a part of the Seattle Bank's efforts to build permanent capital, the board elected to suspend the issuance of Class A capital stock to support new advances. Effective June 1, 2009, all new Seattle Bank advances must be supported by Class B capital stock, which, unlike Class A stock, is considered permanent capital, and may be used to reduce the Seattle Bank's risk-based capital deficiency.
  Second, in an effort to encourage continued membership in the Seattle Bank cooperative for those few members that have notified the Seattle Bank of their intent to withdraw from membership, the board determined that, effective immediately, any member that rescinds its notice of intent to withdraw from membership on or before December 31, 2009, shall not be subject to a redemption cancellation fee.
  Finally, the board determined that any redemption cancellation fees resulting from the transfer of excess Class A or Class B capital stock from a member or successor to another member shall also be waived.

Our Board of Directors and management believe that these actions are in the best interest of the Seattle Bank, as we work to restore our risk-based capital and strengthen our cooperative in this very challenging time.

As always, we remain focused on meeting your liquidity and funding needs, and I encourage you to contact your Seattle Bank relationship manager with any questions or concerns regarding this change.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and CEO

The information contained herein contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), accounting adjustments or requirements (including changes in accounting rules and guidance and assumptions used in our financial models), regulatory and legislative actions and approvals (including those of the Finance Agency), the Seattle Bank's ability to meet adequate capital levels, business and capital plan adjustments and amendments, demand for advances, changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's 2008 annual report on Form 10-K filed with the SEC, which is available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.